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                                                     Exhibit (23)-1
                                                     Unicom Corporation
                                                     Form 10-Q  File No. 1-11375


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------

     As independent public accountants, we hereby consent to the incorporation by reference of our report in this Form 10-Q for the quarterly period ended March 31, 1999, into Unicom Corporation's previously filed prospectuses dated March 18, 1994, constituting part of Form S-4 Registration Statement File No. 33-52109, as amended (relating to Common Stock of Unicom Corporation), as further amended by Post-Effective Amendment No. 1 on Form S-8 (relating to Commonwealth Edison Company's Employee Savings and Investment Plan) and Post-Effective Amendment No. 2 on Form S-8 (relating to Unicom Corporation's Employee Stock Purchase Plan), Form S-8 Registration Statement File No. 33-56991 (relating to Unicom Corporation's Long-Term Incentive Plan), Form S-4 Registration Statement File No. 333-01003 (relating to Unicom Corporation's Common Stock), Form S-8 Registration Statement File No. 333-04749 (relating to Unicom Corporation's 1996 Directors' Fee Plan), Form S-8 Registration Statements File Nos. 333-10613 and 333-26779 (relating to Commonwealth Edison Company's Employee Savings and Investment Plan) and Form S-8 Registration Statement File No. 333-39677 (relating to the Unicom Corporation's Management Deferred Compensation Plan). We also consent to the application of our report to Commonwealth Edison Company and Subsidiary Companies' ratios of earnings to fixed charges and the ratios of earnings to fixed charges and preferred and preference stock dividend requirements for each of twelve months March 31, 1999 and December 31, 1998 appearing in this Form 10-Q.


                                                      Arthur Andersen LLP


Chicago, Illinois
May 14, 1999